                                                        Exhibit 99.B(d)(2)(Y)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which ING Investment Management Advisors B.V. shall act as Portfolio Manager is as follows:

ING DEVELOPING WORLD PORTFOLIO

                                        18